Exhibit 3.3

CERTIFICATE OF INCREASE

OF

10.00% SERIES A PERPETUAL STRIFE PREFERRED STOCK

OF

MICROSTRATEGY INCORPORATED

July 25, 2025

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

MicroStrategy Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Company by the Second Restated Certificate of Incorporation of the Company, as amended, and Section 151(g) of the Delaware General Corporation Law, the Board of Directors of the Company has adopted a resolution authorizing and directing the increase in the number of authorized shares designated as 10.00% Series A Perpetual Strife Preferred Stock of the Company to 33,200,000 shares.

* * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Increase to be executed by its duly authorized officer on the date first written above.

MICROSTRATEGY INCORPORATED

By:	/s/ Andrew Kang
	Name:	Andrew Kang
	Title:	Executive Vice President and Chief Financial Officer

[Certificate of Increase (10.00% Series A Perpetual Strife Preferred Stock)]